EXHIBIT 21

List of Subsidiaries

Name	State/Country of organization or incorporation
Western Brands Holding Company, Inc.	Colorado
Crocs Online, Inc.	Colorado
Crocs Retail, Inc.	Colorado
Jibbitz, LLC	Colorado
Fury Hockey, Inc.	Colorado
55 Hockey Products, Inc.	Canada
3179454 Nova Scotia Company	Canada
Ocean Minded, Inc.	Colorado
Crocs Marine, Ltd.	Cayman
Crocs Puerto Rico, Inc.	Puerto Rico
Crocs Mexico S.de.R.L. de CV	Mexico
Crocs Servicios S.de.R.L. de CV	Mexico
4246519 Canada Inc.	Canada
Foam Creations Inc.	Canada
Les Plastiques Fintech Inc./Fintech Plastics Inc.	Canada
Crocs Footware C.V.	Netherlands
Crocs Europe B.V.	Netherlands
Crocs UK Limited	United Kingdom
Exo Italia, S.r.l.	Italy
Crocs Finland Oy	Finland
Crocs International Holding Limited	Cayman
Crocs Asia Pte. Ltd.	Singapore
Crocs Australia Pty. Ltd.	Australia
Heirs and Grace Pty. Ltd.	Australia
Crocs New Zealand	New Zealand
Crocs Taiwan	Taiwan
Crocs Hong Kong Ltd.	Hong Kong
Crocs Industrial (Hong Kong) Co. Ltd.	Hong Kong
Crocs Industrial (Shenzhen) Co. Ltd.	China
Crocs Brasil Comercio de Calcados Ltda.	Brazil
Crocs India Pvt Ltd.	India